HollyFrontier Corporation Announces Special and Regular Cash Dividends

DALLAS, Texas, November 13, 2013 -- HollyFrontier Corporation (NYSE: HFC) ("HollyFrontier") announced today that its Board of Directors declared a special cash dividend in the amount of $0.50 per share, payable on December 16, 2013 to holders of record of common stock on November 29, 2013.

The Board of Directors also approved a regular quarterly dividend of $0.30 per share. This dividend will be paid on December 27, 2013 to holders of record of common stock on December 6, 2013.

Mike Jennings, President and CEO of HollyFrontier, commented, "Our Board of Directors’ announcement today reflects a continued commitment to generating shareholder value by returning cash to shareholders through both regular and special dividends. This represents the fourth special dividend declared this year, and the eleventh since the HollyFrontier merger. Including today's announced dividends, HollyFrontier has returned over $1.9 billion to shareholders since our merger, and our last twelve month cash dividend yield stands at 7.1% relative to today’s closing price of $44.88."

About HollyFrontier Corporation
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high-value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels per stream day (“bpsd”) refinery located in El Dorado, Kansas, two refinery facilities with a combined capacity of 125,000 bpsd located in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also owns a 39% interest (including the general partner interest) in Holly Energy Partners, L.P.

FOR FURTHER INFORMATION, Contact:
Julia Heidenreich, VP, Investor Relations
Blake Barfield, Investor Relations
214/954-6510

Information about HollyFrontier may be found on its website at http://www.hollyfrontier.com.